FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(l) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Meyerson                         Jeffrey                E.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o M.H. MEYERSON & CO., INC.
525 Washington Boulevard
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                                    (Street)

Jersey City                         New Jersey           07310
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     M.H. MEYERSON & CO., INC. (MHMY)
________________________________________________________________________________
3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     April 8, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

           Vice-President, Foreign Trading
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     | |  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                         2A.                                                     Amount of      6.
                                2.       Deemed                  4.                              Securities     Owner-
                                Trans-   Execution               Securities Acquired (A) or      Beneficially   ship
                                action   Date, if   3.           Disposed of (D)                 Owned          Form:     7.
                                Date     any        Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                                -------  ---------  Code         ------------------------------- Reported       (D) or    Indirect
1.                              (Month/  (Month/    (Instr. 8)                   (A)             Transactions   Indirect  Beneficial
Title of Security                Day/     Day/      ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                       Year)    Year)     Code     V      Amount       (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
Common Stock, par value $.01                                                                     368,333        D         n/a
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

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                       9.           Owner-
                                                                                                       Number       ship
                                                                                                       of           Form
             2.                                                                                        deriv-       of
             Conver-                          5.                             7.                        ative        Deriv-  11.
             sion                             Number of                      Title and Amount          Secur-       ative   Nature
             or              3A.              Derivative    6.               of Underlying     8.      ities        Secur-  of
             Exer-           Deemed  4.       Securities    Date             Securities        Price   Bene-        ity:    In-
             cise    3.      Execu-  Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      ficially     Direct  direct
             Price   Trans-  tion    action   or Disposed   Expiration Date  ----------------  Deriv-  Owned        (D) or  Bene-
1.           of      action  Date,   Code     of(D)         (Month/Day/Year)           Amount  ative   Following    In-     ficial
Title of     Deriv-  Date    if any  (Instr.  (Instr. 3,    ----------------           or      Secur-  Reported     direct  Owner-
Derivative   ative   (Month/ (Month/  8)       4 and 5)     Date     Expira-           Number  ity     Transactions (I)     ship
Security     Secur-   Day/    Day/   ------   ------------  Exer-    tion              of      (Instr. (Instr.      (Instr. (Instr.
(Instr. 3)   ity      Year)   Year)  Code V    (A)   (D)    cisable  Date    Title     Shares  5)      4)           4)      4)
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
Common Stock $2.50   1/2/01           A        1,500        1/20/01  1/20/06 Common    1,500    0*
  purchase                                                                   Stock $.01
  option                                                                     par value
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Common Stock $0.43   4/8/03           A       100,000       1/8/04   1/8/08  Common    100,000  0*      101,500      D       N/A
  purchase                                                                   Stock $.01
  option                                                                     par value
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===================================================================================================================================

Explanation of Responses:


/s/ Jeffrey E. Meyerson                                  April 10, 2003
---------------------------------------------            -----------------------
**Signature of Reporting Person                                 Date
  Jeffrey E. Meyerson


*      Granted pursuant to Employee Stock Option Plan.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.





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